Exhibit 99.1

MORRIS PLAINS, N.J., Sept. 6 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a leading biopharmaceutical company focused on developing monoclonal antibodies, announced today that it has received a letter from The Nasdaq Stock Market notifying the Company that the Nasdaq Listing and Qualification Panel has ruled in favor of the Company. As a result, the Company will remain listed on the Nasdaq National Market.

"We are pleased with the positive ruling from the Nasdaq panel. Our stock has been listed on The Nasdaq Stock Market for over 20 years and we look forward to continue working with Nasdaq," commented Cynthia L. Sullivan, President and Chief Executive Officer of the Company.

The letter from Nasdaq is related to the Nasdaq Listing Qualification Staff's decision on June 10, 2005, to delist the Company. The Nasdaq listing staff indicated that the Company's financing in April, 2005, did not comply with one of the Nasdaq Marketplace Rules, which provides that stockholders must approve an issuance of securities equal to 20% of the common stock for less than the greater of book or market value of the stock outstanding.

The Company appeared before the Nasdaq Listing and Qualification Panel on July 21, 2005, to appeal the Nasdaq listing qualification staff's June 10th decision. On August 19, 2005, a significant majority of the Company's stockholders approved the two proposals presented at a special meeting thereby authorizing the Company to file an amendment to the Company's certificate of incorporation to increase the authorized common stock by 40 million shares, and issue common stock upon the conversion of the Company's outstanding 5% Senior Convertible Notes due 2008 and exercise of related Common Stock Warrants in connection with the April 29, 2005 financing. As with all decisions made by the Nasdaq Listing and Qualifications Panel, the Company is aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any panel decision within 45 calendar days after the issuance of the written decision. If the Listing Council determines to review the decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel. The Company will be immediately notified if the Listing Council determines that this matter will be called for review.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus (ALLEVIATE A and B). At present, there is no cure for lupus and no new lupus treatment drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

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This release, in addition to historical information, may contain forward-
looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For More Information:
     Dr. Chau Cheng
     Associate Director, Investor Relations & Business Analysis
    (973) 605-8200, extension 123
     ccheng@immunomedics.com